United States
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                               Form 15

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CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 and 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 33-98184

	Casino Journal Publishing Group, Inc.
	8025 Blackhorse Pike, Bayport One, Suite 470
	West Atlantic City, NJ 08232

Please terminate the requirement to file reports as follows.

       Rule 12g-4(a)(1)(i)      x         Rule 12h-3(b)(1)(i)
                              -----                            -----
       Rule 12g-4(a)(1)(ii)               Rule 12h-3(b)(1)(ii)
                              -----                            -----
       Rule 12g-4(a)(2)(i)                Rule 12h-3(b)(2)(i)
                              -----                            -----
       Rule 12g-4(a)(2)(ii)               Rule 12h-3(b)(2)(ii)
                              -----                            -----

Approximate number of holders of record as of the certification or
notice date:   168

Pursuant to the requirements of the Securities Exchange Act of 1934, Casino Journal Publishing Group, Inc. has caused this notice to be signed on its behalf by the undersigned duly authorized person.


Date:     March 25, 2004

By:   /s/Jody M. Walker
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      Jody M. Walker
      Securities Counsel for Casino Journal Publishing Group, Inc.